Exhibit 10.1

Certain identified information has been excluded from this Exhibit 10.1 because it is both not material and is the type that the registrant treats as private or confidential.

Trademark License Agreement

Barcelona, November 20th 2021

I. Parties

Party of the first part,

LEO MESSI MANAGEMENT SL, a Company established and existing under the laws of Spain, with registered office at Avenida Diagonal, 682, 9o 1a, 08034, Barcelona, CIF B65073694 and duly registered before the Commercial Registry of Barcelona, herein represented by Mr. [__], in his capacity as Sole Manager of LEO MESSI MANAGEMENT SL (hereinafter referred to as “LMM”).

Party of the second part,

MGOTEAM 1 LLC, a Delaware limited liability Company, with registered office at 30 Wall Street, 12th Floor, New York, NY 10005, herein represented by Mr. Maximiliano Ojeda, acting in his capacity as Manager of such company (hereinafter referred to as “MGO”).

The companies MGO and LMM shall be hereinafter jointly referred to as the “Parties”, and individually referred to as the “Party”.

II.  Whereas

1.  LMM is the exclusive holder worldwide of all commercial and advertising rights to the image, voice, name and signature (hereinafter the “Image Rights”) of the professional soccer player Lionel Andres Messi [__] (hereinafter the “Player”) to the extent necessary to negotiate, manage and perform agreements related to the assignment of the Image Rights and the provision of advertising and promotional services on the part of the Player. The trademarks and trademark applications held by LMM to be applied to this license are those listed in Schedule 1 which constitutes an integral part hereof (hereinafter referred to as the “Trademarks”).

2.  On October 18th, 2018, the Parties entered into a trademark license agreement pursuant to which a line of apparel products, inspired by the Player and the Trademarks, was developed.

3.  Such agreement, in accordance with the document dated on 15th November, was terminated by mutual agreement of the Parties since the conditions of the agreement did not reflect the circumstances of the business and, consequently, many of its terms and conditions, especially the payment obligations binding MGO, became impossible for the latter to comply with.

4.  Owing to the previous statement, it is the Parties intention to subscribe a new agreement which may reflect accurately the reality of the commercial operation of this license, establishing obligations, especially payment obligations, that are in line with the aforementioned circumstances and which shall permit MGO to fully comply with them.

Therefore, in consideration of the mutual agreements and the terms and conditions established in this Trademark License Agreement (hereinafter the “Agreement” or “Contract”), the Parties hereby agree on the following, to wit:

III.  Terms

1.  Purpose

1.1  In accordance with this Agreement, LMM hereby grants to MGO a worldwide non-exclusive license, in order to use the Trademarks with the purpose of developing, manufacturing, trading and promoting the Products, strictly subject to the scope, terms and conditions set forth herein.

1.2  The territory applicable to the extent of this Agreement shall be the whole world (hereinafter the “Territory”).

1.3  This Agreement is granted non-exclusively in the Territory. To this extent, throughout the term of duration hereof, LMM shall be entitled to authorize, with no limits whatsoever, any brand cooperation or other commercial actions between LMM and the Player, using the Trademarks with other brands of clothing, textiles or Trademarks that trade any of the Products included in Schedule 2 of this Agreement. Likewise, LMM shall be entitled to authorize, with no limits whatsoever, the manufacturing and trade of brands of clothing, textiles or Trademarks that trade any of the Products included in Schedule 2 of this Agreement on the part of any third parties, by means of the “cobranded” system, together with Messi's trademark.

Notwithstanding the above, LMM shall not be entitled to sub-license to any third parties any licenses subject matter of this Agreement, without MGO's prior written consent.

It is hereby expressly stated that MGO and/or the sub-licensees approved by both Parties shall be the only ones authorized to manufacture and market Messi's line of products subject matter hereof, likewise, only MGO shall be authorized to manage The Messi Store.

1.4  LMM hereby agrees that MGO shall be entitled to sublicense the rights obtained by means of this Agreement to any appointed third parties or partners involved in the manufacturing, promotion, sale, distribution or marketing of the Products. The terms and conditions of such sublicenses shall always be agreed upon with LMM and shall always be subscribed by both MGO and LMM as a requirement for the effectiveness of such sublicenses. To this extent, it is hereby expressly made known, that LMM shall be entitled to refuse, with no need to allege any cause whatsoever, any sublicense proposal submitted by MGO, without MGO being entitled in any case to allege breach of contract or claim any damages as a consequence of such refusal.

Any sublicense entered into by any of the Parties individually, without the intervention of the other Party, shall have no legal effect whatsoever, and may be challenged by the Party that has not taken part in such execution.

1.5  LMM accepts that MGO may submit proposals for collaborations with third party brands, and the conditions of such collaborations shall always be agreed upon with LMM. The agreements arising from such collaborations shall always be executed by both MGO and LMM as a requirement for effectiveness.

To this extent, it is hereby expressly made known, that LMM shall be entitled to refuse, with no need to allege any cause whatsoever, any collaborations with third party brands submitted by MGO, without MGO being entitled in any case to allege breach of contract or claim any damages as a consequence of such refusal.

Any collaboration agreement entered into by MGO individually, without the intervention of LMM, shall have no legal effect whatsoever, and may be challenged by LMM.

1.6  Any and all subcontractors or sub-licensees shall acknowledge, be bound, and accept their full liability in connection with the proper use of the Trademarks. Since MGO shall manage and administer the sublicenses to be executed, MGO shall be jointly and severally liable together with the subcontractors or sub-licensees for the wrongful use of the Trademarks, or the violations to the provisions set forth herein made by these third parties. Therefore, MGO and its subcontractors or sub-licensees shall be jointly and severally liable before LMM for the use of the Trademarks, and shall indemnify and hold LMM and the Player harmless from any and all liabilities, damages, costs and expenses arising from their breach of duty. All agreements entered into with any subcontractors and/ or sub-licensees, shall remain in full force in connection with LMM in the event this Agreement expires or is terminated on any grounds whatsoever.

1.7  MGO acknowledges and agrees that LMM has entered into prior agreements with third parties that license the image Rights and Trademarks in order to promote certain textile products, accessories and other sports-related products, both on an exclusive and non-exclusive basis, all of which are listed in both Schedules 2 and 3; the following are among those entered into this date: Adidas, Hard Rock Cafe, SikSilk and SVG.

Likewise, LMM is developing a live entertainment show project to be produced by Cirque Du Soleil, regarding the life of the Player (hereinafter the “CDS Messi Show”). In such project, Messi shall market merchandise in the categories of products similar to the Products, as long as such products do not include the Trademarks. Therefore, MGO hereby acknowledges and accepts that the rights granted under this Agreement are limited in connection with such products and merchandising regarding the CDS Messi Show or any other similar project or entertainment show. Likewise, MGO accepts that LMM and the Player are fully authorized to renew these previous agreements and extend them in any manner whatsoever, without MGO's consent.

1.8   Moreover, MGO hereby represents and agrees to abide by and be bound by the restrictions, limitations and duties undertaken or to be undertaken by LMM and/ or by the Player with his team, his National Team, and their related present and future sponsors, which can and may develop, market and/or promote products which might be considered direct or indirect competitors of the Products that are the subject matter of this Agreement, or of MGO's.

2.  Conditions to develop and manufacture the Products.

2.1  Pursuant to this Agreement and according to the terms and conditions set forth herein, LMM hereby licenses and authorizes MGO, on a non-exclusive basis, to develop, manufacture, sell and market the Products in accordance with the designs, features, functions, materials, manufacturing, processes and technical specifications that shall be designed and performed by MGO, and that shall be included, once approved by LMM in accordance with the terms indicated in this section 2, as part of Schedule 4 of this Agreement (hereinafter the “Products Design”). The Products Design shall observe and preserve the good name and image, standing and reputation of the Player and of LMM, and it shall follow, in every case, the rules established in the Trademark Manual attached hereto as Schedule 6.

2.2  MGO shall submit to LMM the Design of each Product it wishes to develop. The draft of the final product should be sent to the following e-mail addresses, indicated by LMM case by case, for approval, and shall only be considered authorized when such approval is expressly made and sent from any of the e-mails indicated herein. The term for LMM to issue its opinion shall be fifteen (15) working days following reception of the e-mail requesting the approval of a certain Product. It is hereby established that the lack of response to a request for approval after the expiration of the term herein agreed shall imply a rejection of the requested approval. LMM shall use its reasonable discretion in approving the Product Design. The materials and manufacturing processes detailed in the Product Design submitted by MGO, which are used to manufacture the Products, as well as their place of origin, shall comply with the highest quality standards of the industry, and, among others, MGO hereby undertakes that the origin and characteristics of such materials and manufacturing processes shall not affect, directly or indirectly, the good name and image, standing and reputation of the Player, and of LMM. To this purpose, MGO hereby undertakes to send material samples of each new product to the address provided by LMM, in order to verify that the aforementioned quality standards are met. Should any objection arise on the part of LMM, the provisions of section 2.8 herein shall prevail.

If a design proposed by MGO is not approved, no Product bearing the rejected design shall be offered for sale, and selling such Products shall be considered a material breach of this Agreement which shall entitle LMM to early termination as provided in 8.1 (c).

2.3  LMM may provide any ideas, suggestions or modification proposals with respect to the Design of the Products as it may deem reasonable and appropriate in order to maintain the good name and image, standing and reputation of the Player, and of LMM. MGO shall make its best efforts to take into account the ideas, suggestions or proposals made by LMM, and therefore implement them in the design of the Products.

2.4  Once a Product is expressly approved by LMM via e-mail, the design of such Product shall be included in Schedule 4 of this Agreement, and MGO shall be entitled to start manufacturing such Products. After listing a Product in Schedule 4 of this Agreement, MGO shall not make any modifications or changes to the design of the Products without obtaining again LMM's prior written approval. LMM, in turn, may not make any subsequent changes to the Products once the Products have been approved.

2.5  MGO shall manufacture the Products in strict compliance with the design of the Products as approved by LMM. Any modification in the manufacture of the Product shall give LMM the right to contest the sale of such Products, and this circumstance shall not give rise to any claim by MGO, as set forth in 2.2 in fine.

2.6  In addition to the Product approvals, under the same terms and conditions described in the previous sections, MGO shall submit to LMM's approval all packaging, labeling and advertising formats of the Products. Likewise, it is of vital importance for LMM that all marketing, advertising or other campaigns aimed at promoting the Products should be previously approved by LMM, consequently, all the provisions of this section 2 shall also apply in this case.

Quality Control

2.7  Notwithstanding the provisions of Section 2.2, LMM shall have the power to exercise the most extensive quality control over both the Products and the use of the Trademarks made by MGO and its subcontractors and licensees. Consequently, MGO hereby undertakes to authorize LMM's agents to inspect MGO's facilities, and MGO shall make all reasonable efforts to obtain access for LMM's agents to inspect the facilities of third party manufacturers with whom MGO may have engaged pursuant to this Agreement, by means of a previous reasonable written notice, and during regular working hours.

2.8  In the event that LMM may have any objection to any sample provided by MGO in accordance with paragraph 2.6 above, LMM shall give written notice to MGO providing specific details of such objection, in order to expedite its solution on the part of MGO. Should MGO not receive any written notice of any objection whatsoever, within fifteen (15) business days after inspection or reception of the sample by LMM, as applicable, LMM shall be deemed to have approved the Products and other inspected items. In the event that MGO fails to resolve LMM's objections or ignores them, the Product in dispute may not be released for sale, and, if released for sale, this action shall be considered a material breach of this Agreement which shall give rise to early termination pursuant to the provisions in 8.1 (c).

3.  Conditions for the operation and advertising of the Products.

3.1  MGO shall be authorized to use, advertise and market the Products, with the purpose of maximizing its distribution and correct implementation in the Territory, observing simultaneously the good name and image, standing and reputation of the Player and of LMM.

3.2  MGO shall strictly follow the conditions set forth in this Section 3 in connection with the activities related to the advertising of the Products. Particularly, MGO may broadcast and run various commercial or promotional advertisements through television, press, specialized publications, product catalogs, billboards or advertising media, and on MGO's websites and social media accounts, as well as on the websites of third parties authorized by LMM in accordance with this Section 3. All commercials, advertisements or broadcasting activities to be made by MGO shall have LMM's previous written approval, in accordance to the terms and conditions of subsection 2 above.

When promoting the Products, MGO shall strictly follow the Communication and Marketing Plan set forth in Schedule 5 of this Agreement, in particular, the Parties agree that regardless the ownership of the accounts or social networks used by MGO, all content related to this Agreement that is published through them must always be previously approved in writing by LMM under the terms of section 2 above.

3.3  Subject to the Player's previous engagements and/ or LMM's previous engagements with its sponsors and licensees, LMM shall make sure that the Player: (a) shall make his best efforts to advertise the sale of the Products; and (b) shall comply with all the promotional duties set forth in Schedule 7 hereof.

3.4  MGO has developed an e-commerce store called The Messi Store (www.themessistore.com), which also owns the related application. Such store has the sole purpose of promoting and selling the Products subject matter of this Agreement. All matters related to the content, sales mechanics and advertising of the store shall always be approved by LMM in accordance to the terms of section 2 above.

Since The Messi Store is an official channel of the Player, it is strictly forbidden to MGO to make on the website, in the application and/or in any other format connected to The Messi Store any posts referring to the Player's professional activities, including opinion pieces, press articles, live tracking of the Player's games or any other reference to the Player's personal or sporting life. The Messi Store is solely authorized to post articles and actions connected with the sale of the Products subject matter hereof.

As a consequence of the aforementioned, and the commitments undertaken herein, MGO hereby undertakes to remove the “Blog” section and all its contents from The Messi Store, within 30 days of the execution hereof.

Any posts, articles, editorials or information presented by The Messi Store, in violation of this provision, shall give rise to the immediate termination hereof, due to MGO's exclusive fault, with no need for any prior notice whatsoever.

Upon termination of this Agreement, MGO shall transfer to LMM the domains and control of both the website and the application, being the database and all other assets resulting from the execution of this website and its application the property of LMM.

3.5  Throughout the term of this Agreement, the Parties shall negotiate in good faith the conditions under which: (I) the Products should be advertised at www.messi.com, (ii) The Products may be sold in future Messi retail stores and online (which shall be previously approved by LMM); (iii) The Products may be sold at on-line stores belonging to the Player' sponsors or other on-line stores. Should the Parties not reach a final agreement on the aforementioned matters, this shall not constitute a breach of the Agreement nor shall it give rise to any liability whatsoever on the part of the Parties.

3.6  LMM shall introduce to MGO to the managers of the CDS Messi Show, so that they may jointly discuss which Products may be sold at the CDS Messi Show. Should MGO not reach a final agreement with CDS Messi Show, such circumstance shall not be deemed as a breach or termination hereof.

3.7  LMM shall be given notice of any changes to the conditions under which the advertising of the Products shall be carried out. Moreover, LMM shall approve in writing such modifications, in accordance with the terms and conditions of section 2 above.

3.8  In any event, the conditions under which the advertising of the Products shall be carried out, and especially the places and media where such promotion is made, shall observe the Communications and Marketing Plan established in Schedule 5, and preserve the good name and image, standing and reputation of the Player and of LMM

3.9  The advertising of the Products, and the distribution of the Images under the terms set forth in this Section 3, may be carried out by MGO worldwide, subject to the limitations agreed upon herein.

4.  Use of LMM's trademarks.

4.1  Throughout the term of this Agreement, LMM authorizes MGO to use the Trademarks in order to identify the Products and their packaging, under the terms and conditions set forth in this section 4. The right to use the Trademarks shall include their use for the advertising and sale of the Products, subject to the terms of this Agreement.

4.2  MGO shall be entitled to use the Trademarks only in the manner in which they are registered, observing their composition, colors and proportions, and only for the uses related to the Products, which are specified herein. Under no circumstances MGO shall be entitled to use the Trademarks by introducing any kind of alterations or changes (whether in their composition, colors or proportions), neither shall MGO be entitled to delete or add any element whatsoever to the

Trademarks. Moreover, MGO shall not carry out, directly or indirectly, any action, or fail to carry out any action, neither shall it make or allow to be made any use of the Trademarks which may discredit LMM, the Player, or any of their products or services, or which may impair the value of the Trademarks in any manner whatsoever. To this extent, it is also understood that MGO shall display the Trademarks in all packaging, advertising and marketing materials, in accordance to the provisions of Schedule 5.

4.3  As provided hereinbefore, LMM shall approve the designs and/ or prototypes of the Products, and, in general, it shall approve any other strategic and relevant decision related to the Products, their packaging and advertising material. For this purpose, before marketing any Product or packaging material (whether in the Products themselves, or in their packaging or in any other material), MGO shall submit a sample of such materials to LMM for approval. MGO shall not use any material which may include the Trademarks without the prior express written approval of LMM, which shall be entitled to propose any suggestions, ideas or amendments to MGO regarding the use of the Trademarks, and which suggestions shall be implemented by MGO.

4.4  LMM, at its own expense, shall maintain in full force all registrations of the Trademarks and shall process all Trademarks applications pending registration in the Territory. The Parties hereby agree that failure to register a certain trademark application in a country or certain trademark classes shall not be deemed as a breach or the Agreement on the part of LMM. In the event the Parties decide to use any trademarks, slogans, logos or isotypes different to those of the Trademarks, in order to identify the Products, LMM shall be the only party entitled to register such new trademarks before the Intellectual Property or Trademark Registry, as it may deem appropriate. MGO shall have no ownership or any other rights whatsoever on these new trademarks or logos to be registered by LLM.

4.5  MGO hereby acknowledges that the Trademarks subject matter of this Agreement have not been registered (and therefore they might not be protected) in all the countries or territories where the Products shall be marketed, consequently, MGO hereby exempts LMM and/ or the Player of such circumstance. Specifically, MGO acknowledges that the Trademarks have been registered only in the territories indicated in Schedule 1, and have been requested in the territories that are also shown in Schedule 1. Notwithstanding the above, LMM shall make its best efforts to register the Trademarks in the various jurisdictions to be agreed upon by the Parties.

5.  Consideration

5.1  As a consideration for the granting of this license and the use and commercial development of the Trademarks, MGO shall pay to LMM a royalty, net of taxes, of twelve percent (12%) of the Net Sales amount made directly by MGO, or indirectly through its sub-licensees or other systems. For the purposes hereof, the Parties agree that Net Sales shall mean the gross revenues from all sales of Products made by both MGO and third party licensees, deducting therefrom (I) indirect taxes (such as VAT); (ii) refunds credited to customers; and (iii) customary cash, trade and sales discounts and rebates actually taken (hereinafter “Net Sales”). No royalties shall be paid on the sales of The Messi Store online, and on the co-branded products, unless such sales are managed directly by MGO; in this specific event, the Parties shall negotiate case by case which should be the appropriate Royalty to be paid to LMM, providing that such Royalty shall never be lower than 12%. Royalties shall be settled to LMM on a quarterly basis.

Annual Guaranteed Royalty/ Minimum Guaranteed Amount

4.5  MGO hereby undertakes to pay to LMM a Minimum Guaranteed Amount on account of the royalties set forth herein, amounting to FOUR MILLION EUROS (4.000.000 - €), net of taxes, for the entire term of this Agreement.

Likewise, as shown in the payment schedule described below, each annual payment of the Minimum Guaranteed

Amount shall constitute the Annual Guaranteed Royalty.

The Minimum Guaranteed Amount undertaken herein, shall be paid by MGO in accordance with the following payment schedule, to wit:

		Dates
Payment #	Amount €	Invoice Date	Payment Due
1	€500,000	15th Nov 2021	15th Dec 2021
2	€500,000	15th April 2022	15th May 2022
3	€500,000	15th Sep 2022	15th Oct 2022
4	€500,000	15th Feb 2023	15th Mar 2023
S	€500,000	15th July 2023	15th Ago 2023
6	€500,000	15th Dec 2023	15th Jan 2024
7	€500,000	15th May 2024	15th June 2024
8	€500,000	15th Oct 2024	15th Nov 2024

THE MINIMUM GUARANTEED AMOUNT shall cover to the fullest extent the amounts that MGO must pay LMM as royalties as set forth herein. Therefore, if at the expiration of the Agreement the royalty payments to be borne by MGO should not cover the amount already paid to LMM as GUARANTEED MINIMUM AMOUNT, the resulting differences will definitively accrue to LMM.

Payment form and taxes

5.3  Royalties and any other amounts to be paid under this section, shall be paid in accordance with the provisions of Schedule 8, within thirty (30) working days following the end of each Quarter in EUROS. At the expiration of each quarter, MGO shall provide LMM with an account statement evidencing the total Net Sales of each Product type received by MGO and its licensees and the total amount of royalties arising from the sublicenses and any other income obtained by MGO in the corresponding Quarter.

5.4  LMM shall submit to MGO the applicable statutory invoice for payment based on such statement. MGO shall make payments within thirty (30) calendar days after reception of such invoice on the part of MGO. Such payments shall always be made from an account which holder should be MGO, located in the United States of America.

5.5  In order to convert the various local currencies in which royalties are payable into Euros, the currency exchange rate to be applied shall be the exchange rate in effect on the date on which the corresponding payment should be made, as quoted in the Wall Street Journal.

5.5.  MGO shall be exclusively responsible for making and paying the legally applicable withholding taxes on the amounts that MGO is bound to pay as royalties to LMM. In the event that any withholding tax should be applicable, MGO shall bear all tax costs of such payments and accordingly shall add to each of the amounts payable under this section 5 to LMM, the additional amount necessary so that LMM should not bear any cost for any withholding tax to be actually withheld by MGO on each such payment.

Additionally, if applicable, MGO shall pay to LMM the amount corresponding to VAT or any other indirect tax, so that the amount paid to LMM shall coincide with the agreed net amounts, plus the corresponding VAT, which shall be calculated on the agreed gross amount.

5.6  MGO shall submit the corresponding payments together with the tax receipts, certificates or slips issued by the tax authorities evidencing the payment of such withholdings.

5.7  LMM shall provide MGO with properly executed tax forms and/or tax residency certificates as required by applicable law and the appropriate VAT Identification Number.

5.8  MGO shall provide LMM with its tax identification number.

5.9  LMM shall provide MGO with its full, accurate and proper invoices, within the deadlines established in 5.3. Additionally, MGO shall be bound to provide LMM with the information, documents and/ or certificates necessary to determine the VAT and other taxes to be charged in the invoices.

5.10  Payments shall be made by means of bank transfers to the account indicated by LMM at each time.

5.11  Delay on the part of MGO in complying with any of the payments provided for in this section shall accrue default interests in favor of LMM from the first due date of such amounts, computed in accordance with Act 3/2004, plus an increase of 4 percentage points per annum, with no need for previous notice to MGO.

5.12  In any event, any failure by MGO to pay any of the amounts undertaken under this Agreement shall entitle LMM to terminate this Agreement earlier, without further notice, should such failure to pay not be remedied within fifteen (15) days from the date the amounts become due and payable.

5.13  Notwithstanding LMM's right to audit all of MGO's relevant commercial or financial information connected to the sales of the Products, as set forth hereafter, with the purpose of verifying the accuracy of the amounts reported by MGO-TEAM to LMM, LMM shall be entitled to review and approve in writing all expenses that MGO expects to incur for the development, manufacture, marketing and advertising of the Products. To this extent, MGO hereby undertakes to provide LMM, on the date of the execution hereof, with an estimation which shall include the estimated expenses and profits for the following six (6) months. Each such estimation shall be approved in advance and in writing by LMM. MGO shall use its commercially reasonable efforts to remain within the parameters of such estimation; however, the Parties acknowledge that the estimation is only a guide and that business circumstances are likely to change.

Records and auditing.

5.14  MGO shall keep all records of its sales of Products and those of its sub-licensees necessary for the calculation of royalties and other amounts payable under this section.

5.15       LMM shall have the right, through an independent auditor, to inspect and/or audit the accounts of MGO at its premises or facilities, in order to verify the accuracy of the settlements and reports submitted by MGO and its compliance with the undertakings set forth in this Agreement. The charges arising from the auditing carried out by LMM shall be at its own expense, unless such audit results in a difference of more than 2% between the royalties reported and those actually paid by MGO pursuant to section 5 hereof, in which case the auditing costs shall be borne by MGO.

5.16       Likewise, should such audit show that any payment made by MGO has been lower than the amount actually due, MGO shall pay LMM the amount due within five (5) calendar days after reception of the audit report by MGO. Should such audit evidence that payments made by MGO exceeded the payment due, LMM shall pay MGO the exceeding amount at the time it furnishes a copy of the audit report to MGO.

6.   Representations and warranties.

6.1  Notwithstanding the remaining representations and warranties set forth in this Agreement:

(a)	MGO shall perform its duties and fulfill its undertakings arising from this Agreement with the standard of care applicable in the industry, and shall use all reasonable efforts to promote the good name, positive image, standing and reputation of the Player and of LMM, specifically, but not limited to, MGO agrees not to make any statement, act or omission of any kind or nature whatsoever, that may damage, negatively affect or may affect, either directly or indirectly, the good name, positive image, standing and reputation of the Player and/or LMM or of third parties related to them;

(b)	MGO shall not take any action or any steps which may adversely affect the validity of any part of, or all of the elements comprising the Image Rights and/or the Trademarks and shall ensure the protection of the goodwill associated to such elements. MGO hereby undertakes not to register nor apply for the registration of any name, domain name, trademark, symbol or other distinctive signs identical to the elements comprising the Image Rights and/or the Trademarks (or any other similar element that give rise or may give rise to confusion or association with the activity, services or companies of LMM or the Player) in any country or territory of the world;

(c)	MGO shall not develop any Product which may be regarded as being in direct or indirect competition with products marketed by sponsors with whom LMM, the Player, his team and/or his national team have executed sponsorship agreements or authorizations for the use of their image or Trademarks and, in particular, but not limited to, products in competition with those marketed by ADIDAS INTERNATIONAL MARKETING BV, or in general, under the trademark “ADIDAS”. Notwithstanding the above, LMM hereby represents and warrants to MGO that (i) the categories of Products (as set forth in Schedule 2) and provided that they are observed by MGO, shall not place MGO In breach of this provision or any other provision set forth in this Agreement, and (ii) Product approvals by LMM, in accordance with the Product approval process set forth in this Agreement, shall ensure MGO that such approved Products do not conflict with this section;

(d)	MGO shall not use the Trademarks except in the manners and for the purposes expressly authorized in this Agreement, and shall refrain from any use outside the scope of this Agreement;

(e)	MGO shall organize and carry out, in the Territory, on an ongoing basis and with industry standard diligence, the promotional and advertising activities and initiatives, or any other type of action required by this Agreement in order to properly position the Products and promote the image of the Trademarks, provided that they have been previously approved by LMM under the terms of this Agreement. Moreover, MGO shall bear all expenses and costs arising from such promotional or advertising activities and efforts. MGO acknowledges that all promotion and advertising of the Products must be carried out in accordance with the image and reputation of LMM, the Player, the Image Rights and/or the Trademarks, in accordance with the restrictions set forth in this Agreement;

(f)              MGO shall be solely responsible for ensuring that commercial operation of the Trademarks made by it, its agents, subcontractors or sub-licensees under the terms of this Agreement shall comply with the applicable regulations of the various jurisdictions in which the Trademarks are used and, without limitation, with any and all applicable advertising, labor, tax, environmental, regulatory or child protection laws;

(g)	MGO hereby warrants that both the production process of the Products and the Products themselves, and all their elements, comply with all applicable national and international regulations in all territories where the Products shall be marketed. Moreover, it warrants that the Products shall not cause a direct or indirect risk to the health or physical integrity of consumers and, in particularly, to children or minors;

(h)	MGO warrants that the Products do not and will not infringe any third party rights (such as, but not limited to, intellectual or industrial property rights or others), and that it shall obtain the necessary authorizations, assignments and/or licenses for their development, manufacture, marketing and promotion throughout the Territory. LMM represents, and warrants that the Trademarks do not and shall not infringe any third party rights (such as, among others, intellectual or industrial property rights or others);

(i)	MGO shall report to LMM in a reliable manner any infringement related to the Image Rights or the Trademarks as soon as it becomes aware of it. MGO acknowledges that it has no right, nor is it bound, to bring any claim or action in defense of the Image Rights or Trademarks without the prior consent of LMM;

(j)               MGO shall regularly report to LMM on the progress and development of the marketing of the Products and, specifically, it shall provide LMM with details of sales of the Products and any other confidential, financial or accounting information that may be relevant to the commercial operation of the Products on a quarterly basis. Likewise, MGO shall inform LMM about the state of the market and its trends;

(k)             MGO shall pay LMM the payments agreed upon in section 5 of this Agreement. Likewise, MGO shall be the sole responsible for and shall undertake any and all payment obligations to third parties acting on its behalf in connection with the performance of this Agreement. To this extent, MGO shall indemnify, defend and hold LMM, the Player and its parties and affiliates completely harmless against any claim, request or lawsuit from any third party requesting any amount of money due to its intervention in the execution of this Agreement, which shall always be paid by MGO.

(l)  MGO hereby undertakes to indemnify, defend and hold the Player and LMM completely harmless against any damages (including loss of profits), costs or expenses arising from any action, lawsuit, claim, penalty, or, in general, against any kind of claims or procedures related directly or indirectly to the execution hereof, or from the lack of veracity or accuracy, in whole or in part, of the statements provided in this section.

(m)  MGO shall be the sole responsible to assure that the sales of the Products made by it, its agents, subcontractors or its licensees, in order to perform this Agreement, shall comply with all the regulations applicable throughout the Territory, and with no limitations in connection with any regulations related to advertising, labor, taxes, environment, regulatory or any child protection regulations.

(n)  LMM shall make sure that at all times, throughout the term of this Agreement: (a) MGO shall be entitled to fully use the Trademarks, as set forth herein; (b) the Player shall comply with the provisions of Schedule 7 herein; and (c) the Player should not engage in any action that may place the Products or MGO in a situation of public discredit, contempt, scandal or ridicule.

6.2  Each Party hereby represents and warrants the following: (i) that it has obtained all the approvals, consents and authorizations necessary to enter into this Agreement, and to fulfill the duties undertaken herein worldwide; (ii) that the persons entering into this Agreement in the name, place and stead of the Party have full and express authorities to do so, and to bind such Party (iii) the performance, delivery and fulfillment of this Agreement does not infringe or violate any provision of any law, by laws, regulation, or any other authority governing the Party; (iv) this Agreement is a valid and binding undertaking of the Party; (v) there are no actions, claims, proceedings or investigations whatsoever pending or threatened against it or by it of which it is aware that may have a material effect on the subject matter hereof.

6.3  Each Party shall indemnify, defend and hold harmless the other and its officers, directors, employees, agents, sub-licensees, successors and assigns against any and all losses, damages, liabilities, any deficiency, claims, actions, judgments, settlements, interests, awards, penalties, fines, costs or expenses of any kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing insurance providers (collectively, “Losses”) arising out of or in connection with any claim, suit, action or proceeding by a third party related to any actual or alleged: (a) breach of any representation, warranty, covenant or duty under this Agreement,

7.  Term

This Agreement shall be valid as of the date of the subscription hereof, and shall remain in full force for a term of three (3) years, which expiration date shall be next December 31st, 2024.

This Agreement shall not be automatically extended, therefore it shall terminate on its due date. This Agreement shall only be extended by a new written agreement between the Parties hereto.

8.  Termination of the Agreement

8.1  The Agreement shall terminate in the following cases, to wit:

(a)  Expiration of the term of the Agreement as provided in section 8 above;

(b) By mutual written consent of the Parties;

(c)  Due to a material breach of duty of one of the Parties, in connection with any of the duties set forth herein, unless such breach may be remedied, and is indeed remedied within fifteen (15) calendar days after the date the breaching Party is served notice and is required to remedy such breach. Upon expiration of such term without the breach having been remedied, the Party giving notice shall be entitled to an early termination of the Agreement, effective immediately, by means of a written notice to the breaching Party, and to claim all applicable damages as well.

(d)  By means of a written notice by a Party in case of liquidation or winding up of the legal entity of the other Party.

(e)  At LMM's request, as a result of the breach on the part of MGO of section 5 hereof, and, specifically, in the event of default in payment within the agreed terms of both the Consideration and the Annual Guaranteed Royalties, in accordance with the provisions of Section 5.12;

(f)  At LMM's request, in the event that the consideration obtained by LMM fails to reach the Annual Guaranteed Royalty in a given contract year. For these purposes, the contractual year shall be deemed to be the calendar year.

(g)  At LMM's request, as a consequence of any action on the part of MGO and, specifically, those related to the manufacturing and marketing of the Products, or to the use and operation of the Trademarks, which cause or may cause, either directly or indirectly, any damage or alteration to the good name and image, reputation and prestige of the Player and of LMM. In such event, besides the immediate termination of the Agreement, LMM shall also be entitled to claim to MGO a compensation on the grounds of the damages that its behavior may cause or might have caused.

8.2. Upon termination of this Agreement on any grounds, MGO shall immediately cease to use or operate the Trademarks and, in particular, it shall cease to produce any goods, materials or media bearing the Trademarks. Likewise, MGO shall immediately cease to use The Messi Store website and its application, and shall transfer to LMM all permissions and licenses necessary for the latter to continue operating said website and application. In addition to the foregoing, MGO shall have a maximum period of ninety (90) days from the termination date of the Agreement due to any reason whatsoever (the “Settlement Period”) in order to distribute the remaining stock of Products already manufactured through the same channels and under the same conditions as those in force during the term of this Agreement. In this regard, MGO shall report to LMM on the stock of Products and the channels through which it expects to distribute them within this ninety (90) day period. Sales made by MGO during such term shall be fully computed for the purposes of the remuneration to be collected by LMM in accordance with section 5.

8.3  The sub-licensees granted by LMM and MGO which might exceed the term of this Agreement, shall remain in full force only in connection with LMM, and MGO shall not have any subsequent right over the them for the whole period of validity of the referred licenses.

9.  Confidentiality

9.1  The Parties hereby agree to keep the confidentiality of this Agreement, its terms and Conditions, as well as all the documents and pieces of information arising from or related to them (hereinafter referred to as the “Confidential Information”), therefore, they hereby undertake not to disclose them to any third parties other than those who are part of their management or management body, or those who take part professionally in the negotiations in their capacities as legal, accounting or financial advisors, or other specialists, or any other third party taking part as a subcontractor, licensee, or otherwise, unless a regulatory, inspecting or supervising entity, or court so requires.

9.2  In the event any of the Parties should be legally bound to disclose the Confidential Information, fully or partially, due to an order issued by a court of law or an administrative entity with jurisdiction on the matter:

(a)  The required Party shall give written notice to the other Party of such circumstance, as soon as possible and always prior to the disclosure or delivery of the Confidential Information, attaching to such notice a copy of the relevant documents and information so that the other Party may take such measures as it deems appropriate in order to protect its own rights and the Confidential Information; and

(b)  The Parties shall determine by mutual agreement the content of the Confidential Information that is legally required to be disclosed, unless such content is determined by the decision of the relevant authority requiring the Parties to provide such information.

9.3  The duties comprised in this Section shall remain in full force even after the termination of this Agreement on any grounds whatsoever, and until the Confidential Information is no longer classified as confidential.

10.  Assignment

No Party shall assign any of its rights and duties arising under this Agreement, or its position hereunder, without the prior written consent of the other Party.

11.  Rules for Interpretation

11.1  Headings

The headings used in this Agreement are included for reference purposes only and shall not affect its interpretation.

11.2  Validity

Should any inconsistencies arise between the contents of a supplementary document or a Schedule, and the contents of the terms and conditions hereof, the terms, essence, and purpose of this Agreement shall prevail, unless otherwise expressly provided.

11.3  Severability and incorporation of terms.

The illegality or invalidity of any provision of the Agreement shall not affect the validity of the remaining provisions, provided that the rights and duties of the Parties under the Agreement are not materially affected. Essential shall refer to any situation which seriously harms the interests of either Party or which relates to the subject matter of the Agreement as provided in section 1 hereof. Such terms shall be replaced with others which, in accordance with the law, should comply with the purpose of the replaced terms. The Parties hereby waive any claim for damages that may be made for such events

11.4  Primacy and amendments to the Agreement.

This Agreement constitutes the entire agreement reached by the Parties up to the date of its subscription, with respect to the matters contained below and supersedes all prior agreements regarding the subject matter hereof. Any amendments to this Agreement (including amendments to the Schedules) shall be valid only when made in writing in a document signed by both Parties.

11.5  Waiver.

No waiver by the Parties of any rights arising out of this Agreement or arising from a breach thereof shall be deemed to exist unless such waiver is expressly made in writing in accordance with section 13.

In the event either Party waives any right under the Agreement or any breach by the other Party pursuant to the preceding paragraph, such waiver shall in no event be construed as a waiver of any other right under the Agreement or any breach by the other Party, even if similar.

11.6  Language

This Agreement shall be construed in good faith, and shall be drafted in Spanish and English. Should any differences regarding the interpretation between both versions arise, or should this Agreement be submitted to any court, only the Spanish version shall be valid.

12.  Notices

12.1  All communications and notices to be made by the Parties in accordance herewith, or in connection with this Agreement, shall be made in writing and by means of:

(a)  hand delivery with a written confirmation of reception by the other Party;

(b)  notarial service; or

(c)  postal mail or e-mail, as well as any other means, provided that in all these cases its reception on the part of the addressee or addressees is duly evidenced.

12.2  Communications and notices between the Parties shall be delivered to the addresses and for the attention of the persons indicated below:

To LMM:

LEO MESSI MANAGEMENT SL

[__]

To MGO:

MGOTEAM 1 LLC

30 Wall Street, piso 12, Nueva York, NY 10005

To the attention of: Maximiliano Ojeda

mgo@mgoteam.com

With copy to:

[__]

[__]

12.3

Any change in the addresses or persons for the purpose of notices shall be Immediately made known to the other Party in accordance with the rules set forth in this section. As long as a Party has not received notice of such changes, the notices served by it in accordance with such rules at the addresses herein established shall be deemed to have been properly served.

13. Applicable law and jurisdiction.

13.1  This Agreement shall be governed by Spains's legal system.

13.2   Any action or claim arising out of this Agreement, including any issue relating to the existence, validity or termination of this Agreement, shall be submitted to and finally settled by means of an arbitration, to be held in Barcelona, Spain. Such arbitration shall be carried out in accordance with the arbitration rules of the International Chamber of Commerce, which are deemed to be incorporated herein by means of reference. The arbitration court shall be made up of three (3) arbitrators, of which the plaintiff(s) and the defendant(s) shall appoint one arbitrator each, and the third arbitrator, who shall be the chairman of the arbitration court, shall be appointed by the two arbitrators appointed by the parties within thirty (30) days following the last of their appointments. The language of the arbitration shall be Spanish. Any award of the arbitration court shall be binding from the day on which it is rendered, and both parties waive their right to submit to any other court any legal issue or appeal that may be available to them. The award rendered by the relevant arbitration court may subsequently be enforced before any court having jurisdiction to do so. The parties agree to keep confidential all matters relating to this arbitration, including the existence of the arbitration itself. Such duty shall be discharged in the event that either party is required by any legal provision to disclose information in connection with the arbitration.

In witness whereof, two copies of the same tenor and to only one effect are subscribed by the Parties, in the place arid on the date indicated above.

/s/
LEO MESSI MANAGEMENT SL,
Duly represented by
Mr. [__]

/s/
MGOTEAM 1 LLC,
Duly represented by
Mr. Maximiliano Ojeda